Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.Amgen.com

Amgen Recommends Rejection of Mini-Tender Offer by

TRC Capital Corporation

THOUSAND OAKS, Calif. (May 18, 2007) – Amgen (NASDAQ:AMGN) has been notified of an unsolicited “mini-tender offer” by TRC Capital Corporation (TRC) to purchase up to 1,500,000 shares of its common stock, representing less than 0.13 percent of Amgen’s outstanding shares, at a price of $53.75 per share.

Amgen does not endorse TRC’s unsolicited mini-tender offer and recommends that stockholders not tender their shares in response to this mini-tender offer. Amgen wants all stockholders, broker-deals and other market participants to be clear that Amgen is not associated in any way with TRC, this mini-tender offer or the offer documentation.

Amgen understands that TRC has made numerous unsolicited mini-tender offers in the past for stock of other companies. Mini-tender offers, such as this one by TRC, are offers to acquire less than 5 percent of a company’s outstanding shares and thereby avoid many procedural and disclosure requirements of the federal securities laws that protect investors, including the filing of tender offer documents with the Securities and Exchange Commission.

Amgen urges investors to:

•	Obtain current market quotes for their shares of common stock,

•	Consult with their financial advisors, and

•	Exercise caution with respect to TRC’s offer.

Amgen stockholders who already have tendered their shares are advised that they may withdraw their shares by providing the written notice described in the TRC Capital offering documents prior to the expiration of the offer currently scheduled for 12:01 AM, New York City Time on June 8, 2007. TRC’s original offer price of $60.10 per share represented a 4.1 percent discount to the closing price on May 8, 2007, the day prior to the date of the offer. On May 18, 2007 TRC reduced its offer price to $53.75, which represents a 1 percent discount to the closing price on May 18, 2007. Please note that TRC reserves the right to further reduce its offer price.

The SEC has issued “Investor Tips” on mini-tender offers, which note that often in making the offers at below-market prices, “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s advisory is available at www.sec.gov/investor/pubs/minitend.htm.

Amgen encourages stockbrokers and dealers as well as other market participants to review the SEC’s recommendations on the dissemination of mini-tender offers. These recommendations are available at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

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CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors